Exhibit 10.5
WAIVER TO LOAN AGREEMENT
     THIS WAIVER TO LOAN AGREEMENT, dated as of November 11, 2005 (this “Waiver”), is made and entered into by and among World Airways, Inc., a Delaware corporation (the “Borrower”), North American Airlines, Inc., a Delaware corporation (“North American”) World Air Holdings, Inc., a Delaware Corporation (the “Parent”) and the Air Transportation Stabilization Board (the “Board”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement (as such term is defined below).
W I T N E S S E T H:
     WHEREAS, the Borrower, North American, the Parent, World Airways Parts Company, LLC, Govco Incorporated, as Primary Tranche A Lender, Citicorp North America, Inc., as Govco Administrative Agent, the other lenders party thereto, Citibank, N.A., as Agent, Citibank, N.A., as Collateral Agent, International Lease Finance Corporation, as Supplemental Guarantor, Phoenix American Financial Services, Inc., as Loan Administrator and the Board are parties to that certain Loan Agreement dated as of December 30, 2003 (the “Original Loan Agreement”) and that certain Amendment No. 1 and Waiver to the Loan Agreement dated as of April 27, 2005 (the “First Amendment”, and together with the Original Loan Agreement, the “Loan Agreement”);
     WHEREAS, the Parent has advised the Agent, the Loan Administrator and the Board that the Obligors from time to time have been and currently are in Default of the covenants set forth in Sections 6.2 and 6.4(a) of the Loan Agreement by reason of the Borrower having invested unrestricted cash in certain Investments which do not constitute Cash Equivalents in amounts exceeding the allowance for such Investments provided in Sections 6.2 and leaving the Obligors with cash and Cash Equivalents insufficient to meet the minimum cash requirement set forth in Section 6.4(a), and that this has resulted in an Event of Default under Section 7.1(e) of the Loan Agreement (such Default and Event of Default referred to hereinafter as the “Current Default”);
     WHEREAS, the Parent hereby represents to the Board that it is taking diligent steps to reinvest its cash in Cash Equivalents so as to be in full compliance with Sections 6.2 and 6.4(a) by not later than the close of business on November 11, 2005;
     WHEREAS, the Obligors, subsequent to April 27,2005, opened new bank accounts to operate their business which were not reflected on Schedule 2.09 of the Security Agreement as required and have discovered that one of the bank accounts which is reflected on Schedule 2.09 is mistakenly identified as owned by a different Obligor (the failure to so maintain Schedule 2.09 being the “Account Default”);
     WHEREAS, the Parent has now corrected Schedule 2.09 to the Security Agreement ;
     WHEREAS, the Parent has requested that the Board waive the Current Default, the Account Default and any related Default of its obligation to promptly report the Current Default and the Account Default under Section 5.1(b)(v);

     WHEREAS, pursuant to Section 10.1 of the Loan Agreement, so long as the Board Guarantee is in full force and effect and has not been terminated without a payment having been made thereunder, the Board may, in its sole discretion, consent to the amendment, modification or waiver of certain provisions of the Loan Agreement, including Sections 5.1(b)(v), 5.17, 6.2 and 6.4(a); and
     WHEREAS, the Board is willing to grant the waiver requested by the Parent pursuant to the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     Section 1. Limited Waiver. Subjection to the terms and conditions of this Waiver, the Board hereby waives compliance by the Obligors with (i) the provisions of Section 6.2 and 6.4(a) of the Loan Agreement to the extent violated by the Current Default and the provisions of Section 5.17 of the Loan Agreement to the extent violated by the Account Default, in each case during the period from the date of the Original Loan Agreement through November 11, 2005 (the “Waiver Period”) and (ii) the provisions of Section 5.1(b)(v) of the Loan Agreement to the extent that the Obligors may have failed to timely provide an Officer’s Certificate specifying the Current Default and the Account Default. The foregoing limited waiver shall not be construed to impair the ability of the Board to enforce any of its rights, powers or remedies in any manner except as set forth in the preceding sentence, including, without limitation: (i) after the Waiver Period, regardless of whether or not such enforcement relates to an event taking place during the Waiver Period, or (ii) during the Waiver Period for Defaults or Events of Default other than the Current Default and the Account Default.
     Section 2. Representations and Warranties. The Obligors each represent and warrant to the Board as follows:
          (a) this Waiver has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;
          (b) all of the representations and warranties in the Loan Agreement, after giving effect to this Waiver, are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” shall be true and correct in all respects) on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
          (c) after giving effect to this Waiver, no Default or Event of Default has occurred and is continuing.
     Section 3. No Waiver; Remedies. Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Board or the Obligors under the Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement, any other Loan Document or the Board Guarantee, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing contained herein shall be deemed to entitle the Obligors to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document in similar or different circumstances. This Waiver shall constitute a “Loan Document” for all purposes of the Loan Agreement and the other Loan Documents.
     Section 4. Headings. The headings set forth in this Waiver are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     Section 5. Severability. In case any provision in or obligation under this Waiver shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 6. Counterparts. This Waiver may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Waiver by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
     Section 7. Governing Law. This Waiver and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the law of the State of New York; provided, that the rights and obligations of the Board hereunder (whether as guarantor or lender) shall be governed by, and construed in accordance with, the Federal law of the United States of America, if and to the extent such Federal law is applicable, and otherwise in accordance with the law of the State of New York.
     Section 8. Fees and Expenses. The Obligors agree to promptly pay, upon request, all costs and expenses (including the reasonable fees and expenses of counsel) reasonably incurred by the Board in connection with this Waiver.
[REMAINDER OF INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed as of the date first written above.

WORLD AIRWAYS, INC.

By:	/s/ Renee Skinner Name: Renee Skinner Title: Vice President/Controller

WORLD AIR HOLDINGS, INC.

By:	/s/ Gilberto M. Duarte, Jr. Name: Gilberto M. Duarte, Jr.
Title: Chief Financial Officer

NORTH AMERICAN AIRLINES, INC.

By:	/s/ Salvatore A. Sacco Name: Salvatore A. Sacco
Title: Vice President/Controller

AIR TRANSPORTATION STABILIZATION BOARD

By:	/s/ Mark R. Dayton Name: Mark R. Dayton
Title: Executive Director